Exhibit 10.2

FIFTH AMENDED AND RESTATED OPERATING agreement

OF

EDISON NATION HOLDINGS, LLC

FIFTH AMENDED AND RESTATED

OPERATING agreEment

OF

EDISON NATION HOLDINGS, llc

This Fifth Amended and Restated Operating Agreement (this “Agreement”) of Edison Nation Holdings, LLC (the “Company”), a limited liability company organized under the laws of the State of North Carolina, is entered into by and among the Preferred Members (as defined herein) and Xspand Products Lab, Inc. (“Xspand”) as of September 4, 2018 (the “Effective Date”).

RECITALS

WHEREAS, immediately prior to the Effective Date, the Company was governed by that certain Fourth Amended and Restated Operating Agreement (the “Prior Operating Agreement”) effective as of April 25, 2016; and

WHEREAS, the Company, the Preferred Members and Xspand have entered into that certain Membership Interest Purchase Agreement, dated as of June 29, 2018 (the “Membership Interest Purchase Agreement”), pursuant to which, among other things, Xspand is purchasing common membership interests of the Company in consideration for, among other consideration, (i) the payment to the Company of $700,000, (ii) the assumption and/or discharge of certain of the Company’s borrowed money indebtedness on the terms set forth therein and (iii) the guarantee of the Company’s Put Right obligations to the Preferred Members on the terms and conditions set forth in this Agreement; and

WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Membership Interest Purchase Agreement (the “MIPA Closing”) that the Prior Operating Agreement be amended and restated on the terms and conditions set forth in this Agreement; and

WHEREAS, the Prior Operating Agreement may be amended in accordance with Section 10.1 of the Prior Operating Agreement, and the Company has obtained the requisite consents necessary to amend the Prior Operating Agreement.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained and intending to be legally bound, the parties hereto hereby agree to amend and restate the Prior Operating Agreement as follows:

ARTICLE I

DEFINITIONS

Certain defined terms used in this Agreement are set forth in Exhibit A.

ARTICLE II

ORGANIZATION

2.01.       Formation.

The Company has been organized as a North Carolina (the “State of Formation”) limited liability company by the filing of its Articles of Organization with the North Carolina Secretary of State on February 28, 2007 under the name “Bouncing Brain Holdings Season One, LLC” pursuant to the Act as then in effect. The name of the Company was subsequently changed to “Bouncing Brain Holdings, LLC”, and thereafter, to “Edison Nation Holdings, LLC.”

2.02.       Name.

The name of the Company is “Edison Nation Holdings, LLC” and all Company business shall be conducted under that name or such other names as comply with applicable law that the Board of Managers may select from time to time.

2.03.       Registered Agent; Registered Office.

Chad D. Tillman, Esq. is the registered agent of the Company in the State of Formation, and his address, which shall serve as the registered office of the Company, is c/o Tillman Wright, PLLC, 11325 N. Community House Road, Suite 250, Charlotte, NC 28277. This Section 2.03 may be amended from time to time by the Board of Managers to reflect each change in the identity or address of the Company’s registered agent in the State of Formation.

2.04.       Principal Office; Other Offices.

The principal office of the Company shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of Formation. The location of the principal office of the Company is 520 Elliot Street, Charlotte, NC 28202. The Company may change its principal office or have such other offices as the Board of Managers may designate from time to time.

2.05.       Purposes.

The purposes of the Company are as follows:

(a)	To invest in the production, development and marketing of (1) the television show Everyday Edisons, and (2) the Edison Nation web portal and online community, both of which involve the identification and development of inventions and patentable ideas;

(b)	To invest in the development, marketing, licensing and/or sale of such inventions and such patentable ideas;

(c)	To develop, manage, sell or license innovation solutions and service to corporate or institutional customers;

(d)	To own equity interests in, among other entities, Edison Nation, LLC, Edison Nation Products, LLC and Safe TV Shop, LLC;

(e)	To realize income to the Company to the overall benefit of its Members;

(f)	To seek to maximize the income realized under paragraphs (a) through (e) above; and

(g)	To conduct such other activities as deemed appropriate by its Board of Managers, which activities are legal for a limited liability company to conduct under the Act.

2.06.       Term.

The Company commenced its existence on February 28, 2007 and shall have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

2.07.       No State Law Partnership.

The Members intend that the Company shall not be a partnership or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purpose other than federal, state, and local tax purposes, and the provisions of this Agreement shall not be construed otherwise.

2.08.       Liability to Third Parties.

No Member shall be liable for the debts, obligations, or liabilities of the Company, except to the extent expressly required under the Act or, in the case of Xspand, expressly set forth herein.

ARTICLE III

MEMBERSHIP; CAPITAL ACCOUNTS; REVALUATIONS

3.01.       Classes of Units.

(a)          The authorized Units shall consist of Preferred Units (the “Preferred Units”) and Common Units (the “Common Units”). The Preferred Units and Common Units shall have the terms set forth in this Agreement. All Units outstanding hereunder shall be validly issued, fully paid and non-assessable, to the fullest extent permitted by law.

(b)          The number of authorized Preferred Units is Nine Hundred Ninety Thousand (990,000). The Preferred Units are held by the Preferred Members listed on Exhibit B hereto, with each Preferred Member holding the number of Preferred Units set forth opposite their respective names. No additional Preferred Units may be issued after the date hereof without the prior written consent of Preferred Members holding at least seventy-five percent (75%) of the then-outstanding Preferred Units.

(c)          The number of authorized Common Units is One Thousand (1,000). As of the date hereof, Xspand is the sole holder of Common Units and holds 1,000 Common Units.

3.02.       Additional Members; Additional Capital Contributions.

(a)          No Person shall be admitted to the Company as an additional Member without the written consent of the Board of Managers, which consent may be granted or withheld in the absolute and unreviewable discretion of the Board of Managers.

(b)          No Member shall be obligated to make any additional Capital Contributions to the Company; provided, however, the foregoing does not diminish Xspand’s guaranty of the Company’s Put Right obligations set forth in Section 7.02 hereof.

3.03.       Return of Capital Contributions; Special Rules.

Except as otherwise expressly provided herein, (i) no Member shall be entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its Capital Account balance or its Capital Contribution, (ii) no Member shall have any personal liability for the return of the Capital Contribution of any other Member, and (iii) no Member shall have any priority over any other Member with respect to the return of any Capital Contribution.

3.04.       Capital Accounts.

A Capital Account shall be established and maintained for each Member in accordance with the following provisions:

(a)          To each Member’s Capital Account, there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Net Profits, any items in the nature of income or gain that are specially allocated pursuant to this Agreement, and the amount of any liabilities of the Company that are assumed by such Member, or that are secured by any assets of the Company distributed to such Member.

(b)          From each Member’s Capital Account, there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses, any items in the nature of expenses or losses that are specially allocated pursuant to this Agreement, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c)          If ownership of any Membership Interest in the Company is assigned in accordance with the terms of this Agreement, the assignee shall succeed to the Capital Account of the assignor to the extent it relates to the assigned Membership Interest.

(d)          In determining the amount of any liability for purposes of Subsections 3.04(a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)          To each Member's Capital Account, there shall be debited or credited, as the case may be, adjustments which are necessary to reflect a revaluation of Company assets to reflect the Gross Asset Value of all Company assets, as required by Regulations Section 1.704-1(b)(2)(iv)(f) and Section 3.05.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704 and Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. The Company shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(q).

The initial Capital Account balance of the Common Member as of the date of this Agreement is: $6,564,281.26 and the aggregate initial Capital Account balances of the Preferred Members as of the date of this Agreement is $6,682,500.

3.05.       Gross Asset Value.

The Gross Asset Value of any asset of the Company shall be equal to the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company.

(b)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values in connection with (and to be effective immediately prior to) the following events: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property (including cash) as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; or (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment pursuant to clauses (i), (ii) or (iii) above shall be made only if the Board reasonably determines such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c)          The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(d)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and ARTICLE IV; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subsection to the extent they were adjusted pursuant to Subsection 3.05(b) above in connection with a transaction that otherwise would result in an adjustment pursuant to this Subsection.

(e)          If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Section 3.05, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

ARTICLE IV

ALLOCATION OF PROFITS AND LOSSES

4.01.       Net Income, Gains and Losses.

(a)          Subject to Section 4.01(b) and Section 4.02 of this Agreement, Net Profits and Net Losses of the Company for any Fiscal Year after taking into account all contributions and distributions made during such Fiscal Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal to the amount of the distributions that would be made to such Member pursuant to Section 5.01(b) if (i) the Company were dissolved and terminated; (ii) its affairs were wound up and the Company’s assets were sold for cash equal to their Gross Asset Value; (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability); and (iv) the net assets of the Company were distributed in accordance with Section 5.01(b) to the Members immediately after giving effect to such allocation.

(b)          Except as otherwise provided elsewhere in this Agreement, if upon the dissolution and termination of the Company pursuant to Article X of this Agreement and after all other allocations provided for in Section 4.01 have been tentatively made as if this Section 4.01(b) were not in this Agreement, a distribution to the Members under Article X of this Agreement would be different from a distribution to the Members in Section 5.01(b) of this Agreement, then Net Profit and Net Loss (or individual items thereof) for the Fiscal Year in which the Company dissolves and terminates pursuant to Article X of this Agreement shall be allocated among the Members in a manner such that the Capital Account of each Member, after taking into account all contributions and distributions made during such Fiscal Year, immediately after giving effect to such allocation, is, as nearly as possible, equal to the amount of the distributions that would be made to such Member pursuant to Section 5.01(b).

4.02.       Regulatory Allocations.

Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a)          Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.02 is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)          Chargeback Attributable to Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year, each Member with a share of Member Minimum Gain at the beginning of such Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This Section 4.02 is intended to comply with the “partner minimum gain chargeback” requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)          Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account Deficit for the Member, such Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that, an allocation pursuant to this Section 4.02 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.02 were not in the Agreement. This Section 4.02 is intended to constitute a “qualified income offset” as provided by Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)          Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members who bear the Economic Risk of Loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in the ratio in which they share Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Regulations Section 1.704-2(b)(4) and (i)(1).

(e)          Nonrecourse Deductions. Any Nonrecourse Deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Common Members in proportion to the Units held by such Common Members.

(f)          Regulatory Allocations. The allocations set forth in this Section 4.02 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating Net Profits, Net Losses and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Net Profits, Net Losses and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

4.03       Tax Allocations.

(a)          Generally. Except as provided in Section 4.03(b) and Section 4.03(c), allocations of income, gain, loss and deduction for federal and analogous state and local income tax purposes shall be allocated in the same manner that such items are allocated to the Members’ Capital Accounts under this Agreement.

(b)          Contributed Property. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to contributed assets shall be, solely for tax purposes, allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and its initial Gross Asset Value.

(c)          Revalued Property. In the event that the Book Value of any Company asset is adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall be made among the Members in a manner that takes account of any variation between the adjusted tax basis of such asset and its Book Value in the same manner as required under Code Section 704(c) and the Regulations thereunder.

(d)          Elections and Decisions. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement; provided that the Board shall elect to apply an allocation method permitted by the Regulations under Code Section 704(c).

(e)          Allocations for Tax Purposes Only. Allocations pursuant to this Section 4.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE V

DISTRIBUTIONS

5.01.       Distributions.

Except as set forth in Section 5.02, distributions shall be made from the Company to the Members at such time and in such amounts as the Board of Managers shall determine.

(a)          All distributions of Distributable Cash shall be made to the Common Members pro rata based on their respective Common Units.

Notwithstanding the foregoing, the Company shall, prior to making any distributions under (or by reference to) this Section 5.01(a), pay to each Member an amount equal to (i) that portion of the Company’s net taxable income allocated to such Member (including taxable income allocated to such Member pursuant to Section 704(c) of the Code) for a taxable period multiplied by (ii) the sum of the highest federal and state income tax rates for an individual resident of New York City, less (iii) the amount of any payment to such Member previously made by the Company with respect to such taxable period. For the sake of clarification, such payment to a Common Member shall be deemed an advance of and netted against the next distributions due to such Common Member under this Agreement.

(b)          All distributions of proceeds from a Realization Event shall be made in the following order of priority:

(i)	First, to the Preferred Members pro rata based on their respective Preferred Units, until the aggregate amount distributed to the Preferred Members pursuant to this clause (b) equals the product of (i) the average closing price of the Xspand Common Stock for the five (5) Trading Days immediately preceding the date of such Realization Event (the “Xspand Share Value”) multiplied by (ii) the Fixed Share Amount and multiplied by (iii) the Applicable Percentage; and

(ii)	Second, to the Common Members pro rata based on their respective Common Units.

Any distribution made to the Preferred Members of the full amounts to which they are entitled to receive pursuant to Section 5.01(b)(i) shall be in redemption of the outstanding Preferred Units. In the event the Preferred Members have not exercised their Put Right prior to the consummation of a Realization Event, the Company shall have the option, in lieu of distributing the proceeds from the Realization Event to the Preferred Members, to instead have Xspand issue to each Preferred Member shares of Xspand Common Stock equal to the amount distributable to such Preferred Member pursuant to Section 5.01(b)(i) divided by the Xspand Share Value.

5.02.         Special Distribution of Access Innovation Membership Interests. On the date of the MIPA Closing, the Company is using Five Hundred Fifty Thousand Dollars ($550,000) of the proceeds received in connection with the Membership Interest Purchase Agreement to purchase certain membership interests in Access Innovation, LLC from certain members of Access Innovation, LLC pursuant to the AI Purchase Agreement. Immediately following the consummation of the transactions contemplated by the AI Purchase Agreement, the Company shall distribute all of the membership interests of Access Innovation, LLC owned by it to the Preferred Members pro rata based on their respective Preferred Units.

ARTICLE VI

MANAGEMENT

6.01.       Management.

(a)          Management and control of the Company shall be vested exclusively in a board of managers (the “Board of Managers”), and the business and affairs of the Company shall be managed under the direction of the Board of Managers. Subject to Section 6.02 hereof, the Board of Managers shall retain always the authority to make management decisions notwithstanding any delegation of duties by the Board of Managers to employees or agents. The Board of Managers may, but shall not be required to, designate one or more officers or other agents who shall have such duties and shall perform such functions as may be delegated to them by the Board of Managers from time to time, and who shall serve at the sole discretion of the Board of Managers. Any officers or other agents who are appointed by the Board of Managers may be removed, at any time and from time to time, by the Board of Managers, with or without cause. The Board of Managers hereby appoints the following officers of the Company: [_________________]. For the avoidance of doubt, the Company is a manager-managed, as opposed to a member-managed, limited liability company, and as such, the Members do not, in their capacities as Members, have any voting or management rights, except to the extent expressly set forth in this Agreement or pursuant to applicable law.

(b)          The size of the Board of Managers shall initially be fixed at five (5) as specified in this Section 6.01(b). The Managers comprising the Board of Managers shall be appointed as follows:

(i)	One (1) of the Managers of the Board of Managers shall be appointed, and may only be removed, with or without cause, by Preferred Members holding a majority of the Preferred Units (the “Preferred Designee”); provided, that, the Preferred Members shall cease to have the right to designate the Preferred Designee from and after the time the Preferred Units have been redeemed, in full, pursuant to Section 7.01 of this Agreement (for the avoidance of doubt, the Preferred Units shall only be deemed to be redeemed, in full, if the Preferred Members have been paid the aggregate redemption price for the redemption of all of the outstanding Preferred Units in accordance with Section 7.01 of this Agreement). Louis Foreman shall be appointed as the initial Preferred Designee; and

(ii)	Four (4) of the Managers of the Board of Managers shall be appointed, and may be removed, with or without cause, by Xspand (the “Xspand Designees”). [_______, _______, _________ and ________] shall be appointed as the initial Xspand Designees.

(c)          The appointment of any Manager, or the removal of any Manager, shall be effective only upon written notification thereof given by the Persons that appointed or removed such Manager as specified in Section 6.01(b) above. Any Manager may resign at any time by giving written notice to the other Managers (the “Resignation Notice”). The resignation of such Manager shall take effect upon delivery of the Resignation Notice or at such later time as shall be specified in the Resignation Notice and, unless otherwise specified therein, the acceptance of such resignation by the Company or the other Managers shall not be necessary to make it effective. The resignation of a Manager shall not affect the resigning Manager’s rights, if any, as a Member and shall not constitute such resigning Manager’s resignation as a Member, if applicable. The Person or Persons having the right to appoint a Manager shall have the sole right to fill any vacancy as a result of such removal or resignation.

(d)          Unless waived by all of the Managers, each Manager shall be given at least twenty four (24) hours’ notice of any special meeting and of any regularly scheduled meeting (which notice shall state the date, hour and location of the meeting and all actions to be considered at the meeting), and each Manager shall be permitted to participate in any meeting by telephone or similar communications equipment. Any Manager may call a meeting of the Board of Managers. Any action may be taken by the Board of Managers without a meeting if authorized by the written consent of all of the Managers. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. No action may be taken at any meeting of the Board of Managers unless such action was specified in the notice of such meeting that was delivered to the Managers in accordance with this Section 6.01(d).

(e)          A majority of the Managers constituting the Board of Managers shall constitute a quorum for the transaction of business. Each Manager shall be entitled to cast one (1) vote. Except as otherwise provided in this Agreement, the majority vote of the Managers cast at any meeting at which there is a quorum present shall be the act of the Board of Managers. A majority of the Managers present may adjourn any meeting of the Board of Managers to another date, time or place, whether or not a quorum is present. If a meeting is adjourned pursuant to this Section 6.01(e) due to the absence of a quorum, such adjournment shall be for at least 24 hours. No notice need be given of any adjourned meeting, except (i) 24 hours’ notice shall be given to each of the members of the Board of Managers not present at the adjourned meeting, and (ii) if the date, time or place of the adjourned meeting are not announced at the time of adjournment, the notice referred to in clause (i) above shall be given to each member of the Board of Managers, whether or not present at the adjourned meeting.

(f)          A Person shall cease to serve as a Manager upon (i) his or her death, (ii) a ruling by a court of competent jurisdiction that he or she is incompetent, (iii) his or her resignation in accordance with Section 6.01(c) above or (iv) the removal of such Manager by the Person(s) appointing such Manager.

(g)          Managers shall not receive any fee or other compensation for services rendered (except with respect to employment compensation otherwise payable to Managers that are employees of the Company) on behalf of the Company, but shall promptly be reimbursed for all reasonable out-of-pocket costs, fees and expenses incurred by them in performing their services under this Agreement.

6.02.       Approval of Certain Actions.

Notwithstanding anything to the contrary contained in this Agreement, until such time as the Preferred Units have been redeemed in full, the Company and the Board of Managers shall not take, and the Company shall cause its direct and indirect subsidiaries to not take, any of the following actions without the express written consent of Preferred Members holding seventy-five percent (75%) of the Preferred Units:

(a)          amend, alter, repeal or waive any provision of this Agreement to the extent Preferred Unit approval is required under Section 12.08;

(b)          liquidate, dissolve or wind-up the business and affairs of the Company or any of its subsidiaries;

(c)          effect, or obligate the Company or any subsidiary to effect, any Realization Event, unless the Company or any subsidiary provides the Preferred Members with at least thirty (30) days advance written notice prior to the consummation of such Realization Event, so that the Preferred Members have the opportunity to exercise their Put Right;

(d)          issue any additional Preferred Units or any securities convertible into or exercisable or exchangeable for additional Preferred Units;

(e)          file any petition seeking relief for the Company or any subsidiary under any law for the relief of debtors;

(f)          any split, combination or division of the Preferred Units; or

(g)          agree to do any of the foregoing.

6.03.       Liability of Parties.

No Manager, Member, any Representative of a Manger or Member, nor any officer of the Company shall be liable to the Company or to any other Member for (a) the performance of, or the omission to perform, any act or duty on behalf of the Company if, in good faith, such Person determined that such conduct was in the best interests of the Company, and such conduct did not constitute fraud, gross negligence, reckless or intentional misconduct or a material breach of this Agreement by such Person; (b) the termination of the Company and this Agreement pursuant to the terms hereof; or (c) the performance of, or the omission to perform, any act on behalf of the Company in good-faith reliance on the advice of legal counsel, accountants, or other professional advisors to the Company. The foregoing sentence does not apply to the obligations of Xspand pursuant to Section 7.02 of this Agreement.

6.04.       Indemnification of Members and Officers.

The Company, its receiver, or its trustee, as the case may be, shall indemnify, defend, and hold the Managers, the Members and their Representatives and each officer of the Company (and his/her/its/their respective heirs, personal representatives, and successors)(collectively, the “Indemnified Parties”) harmless from and against any expense, loss, damage, or liability incurred or connected with any claim, suit, demand, loss, judgment, liability, cost, or expense (including reasonable attorneys’ fees) arising from or related to the Company or any act or omission of the Indemnified Parties on behalf of the Company (exclusive of acts taken as an independent contractor for the Company) and amounts paid in settlement of any of the foregoing; provided that the same were not the result of fraud, gross negligence, reckless or intentional misconduct or a breach of this Agreement on the part of the Indemnified Party against whom a claim is asserted. The Company may advance to any Indemnified Party the costs of defending any claim, suit, or action against such Indemnified Party if the Indemnified Party undertakes to repay the funds advanced, with interest, should it later be determined that the Indemnified Party is not entitled to indemnification under this Section 6.04. For the avoidance of doubt, Xspand shall not be entitled to indemnification in respect of its obligations pursuant to Section 7.02 of this Agreement.

6.05.       Conflicts of Interest.

Subject to the other express provisions of this Agreement and, as applicable, the Membership Interest Purchase Agreement, each Member and Manager of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or to any other Member or Manager the right to participate therein.

ARTICLE VII

PUT RIGHT; PUT RIGHT GUARANTY

7.01.       Put Right.

The Preferred Members have a put right, on the terms and conditions set forth in this Section 7.01 (the “Put Right”), to cause the Company to redeem, from time to time, all or any portion of the Preferred Units then held by the Preferred Members. To exercise the Put Right, the Requisite Preferred Holders, on behalf of the Preferred Members, shall notify the Company and Xspand, in writing (a “Put Notice”), that the Preferred Members are electing to sell to the Company that number of Preferred Units specified in such Put Notice for the Put Price. The Company shall be required to consummate the purchase of the Preferred Units specified in such Put Notice for the Put Price. The closing of any purchase and sale of the Preferred Units specified in such Put Notice shall take place at the principal office of the Company (or such other location agreed to by the Company and the Requisite Preferred Holders) on a date determined by the Company, but in any event no later than ten (10) days following receipt of such Put Notice. At such closing, the Company shall deliver to the Preferred Members the Put Price (which shall be allocated to the Preferred Members on a pro rata basis based on the number of Preferred Units being redeemed from each Preferred Member) either (y) in cash by wire transfer of immediately available funds to accounts designated by the Preferred Members or (z) through the issuance and delivery to the Preferred Members of a number of shares of Xspand Common Stock equal to the Applicable Percentage of the Fixed Share Amount with respect to such Put Notice. For the avoidance of doubt, the Requisite Preferred Holders may deliver multiple Put Notices from time to time until such time as all of the Preferred Units have been redeemed from the Preferred Members.

7.02.       Guaranty of Put Right Obligations. Xspand hereby unconditionally guarantees the punctual payment, when due, of (i) the Put Price in respect of any Put Notices delivered by the Requisite Preferred Holders pursuant to Section 7.01 of this Agreement on or prior to the three (3) year anniversary of the Effective Registration Date, (ii) the Company’s tax-related payment obligations to Members under Section 5.01(a), and (iii) the Company’s obligations under Section 5.01(b)(i) of this Agreement (collectively, the “Obligations”). Without limiting the generality of the foregoing, Xspand’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by the Company to the Preferred Members but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Company. With respect to any Put Notice or any Obligations arising under Section 5.01(b)(i) of this Agreement, Xspand shall satisfy the Obligations to the Preferred Members in respect thereof, in Xspand’s discretion, either (y) in cash (with such cash payment to be made to the Preferred Members as contemplated by Section 7.01 or 5.01(b)(i), as applicable) or (z) through the issuance and delivery to the Preferred Members of a number of shares of Xspand Common Stock equal to, (i) in the case of Section 7.01, the Applicable Percentage times the Fixed Share Amount with respect to such Put Notice and (ii) in the case of Section 5.01(b)(i), the amount distributable to the Preferred Members pursuant to Section 5.01(b)(i) divided by the Xspand Share Value.

This Section 7.02 is a continuing guaranty and shall (a) remain in full force and effect until such time as all of the Preferred Units have been redeemed from, and the full purchase price in respect thereof, paid to the Preferred Members; (b) be binding upon Xspand and its successors and assigns; and (c) inure to the benefit of and be enforceable by the Preferred Members and their successors, pledgees, transferees and assigns. Any sale by Xspand of its Common Units shall not discharge its obligations under this Section 7.02

ARTICLE VIII

RESTRICTIONS ON TRANSFERS

8.01.       Restrictions on Transfers.

Except as otherwise expressly permitted in this Article VIII, no Member may directly or indirectly Transfer all or any portion of his or its Membership Interest in the Company without the prior written consent of the Board of Managers, which consent may be granted or withheld in the absolute discretion of the Board of Managers. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, no Transfer by Xspand of its Membership Interests shall relieve Xspand of its obligations set forth in Section 7.02 above.

8.02.       Permitted Transfers.

Subject to compliance with Section 8.03 of this Agreement and subject to the last sentence of Section 8.01 above, a Member shall be free at any time to Transfer all or any portion of his or its Membership Interest to: (a) a Person who already is a Member at the time of Transfer; (b) in the case of a Member that is a natural person, any one or more of an existing Member’s Family Members; and (c) in the case of a Member that is not a natural person, any one or more of an existing Member’s Affiliates. A trust or estate that has received a Membership Interest from a Member may Transfer the Membership Interest to a beneficiary of the trust or estate; provided, that, the beneficiary is a Family Member of the Member who transferred the Membership Interest to the trust or estate. A Member that is a natural person also may Transfer all or any portion of his Membership Interest upon his death or involuntarily by operation of law. For purposes of this Article VIII, a Member’s “Family Members” shall mean the Member’s spouse, ancestors, issue (including adopted children and their issue) and trusts or custodianships for the primary benefit of the Member himself or such spouse, ancestors, or issue (including adopted children and their issue).

8.03.       Conditions to Transfer.

Notwithstanding any other provision of Section 8.01 or 8.02, no Transfer shall be permitted, except in the case of a Transfer on death or involuntarily by operation of law, unless the following additional conditions precedent are satisfied (or waived by the Board of Managers in its sole discretion):

(a)          The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement (including this Article VIII); and

(b)          At the Board of Managers’ request, the transferor shall provide an opinion of counsel satisfactory to the Company to the effect that such Transfer will not violate any applicable securities laws regulating the transfer of securities or any of the provisions of any agreement to which the Company is a party.

8.04.       Admission of Transferee as Member.

Subject to the other provisions of this Article VIII, a transferee of a Membership Interest shall be admitted to the Company as a Member only upon satisfaction of all of the following conditions:

(a)          The Membership Interest with respect to which the transferee is admitted was acquired by means of a Transfer permitted under Section 8.01 or 8.02;

(b)          The transferee becomes a party to this Agreement as a Member (such transferee to become a party to this Agreement in the same capacity as the transferor with respect to the securities acquired from the transferor) and executes such documents and instruments as the Company reasonably may request as necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof; and

(c)          The transferee furnishes copies of all instruments effecting the Transfer, opinions of counsel and such other certificates, instruments, and documents as the Company may require.

8.05.       Effect of Disposition.

Following any Transfer of a Member’s entire Membership Interest, the Member shall have no further rights as a Member of the Company. In addition, following any permitted Transfer of a portion of a Member’s Membership Interest, the Member shall have no further rights as a Member of the Company with respect to that portion Transferred.

8.06.       Rights of Unadmitted Transferee.

A transferee of a Membership Interest who is not admitted as a Member pursuant to this Article VIII shall be entitled to allocations and distributions attributable to the Membership Interest Transferred to the same extent as if the transferee were a Member, but shall have no right to participate in the management of the Company, or to vote or give a consent on any matter, if any, calling for the approval or consent of the Members (and notwithstanding anything in this Agreement to the contrary any requisite percentage or majority shall be computed as if the Transferred Membership Interest did not exist), shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Act or this Agreement.

8.07.       Prohibited Transfers.

Any purported Transfer that is not permitted under this Article VIII shall be null and void and of no effect whatsoever. In the case of a Transfer or attempted Transfer that is not such a permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified persons may incur (including incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

ARTICLE IX

WITHDRAWAL

9.01.       Restrictions on Withdrawal.

Subject to the Put Right of the Preferred Members, no Member shall have the right to withdraw from the Company as a Member or to terminate its or his Membership Interest.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.01.     Dissolution.

(a)          The Company shall be dissolved automatically and its affairs shall be wound up upon the first to occur of the following:

(i)	at any time upon approval by (i) the Board of Managers, (ii) Xspand and (iii) Preferred Members Holding at least seventy-five percent (75%) of the outstanding Preferred Units, if any, or upon the written consent of the sole remaining Member; or

(ii)	ninety (90) days after the date on which the Company no longer has at least one (1) Member, unless a new Member is admitted to the Company during such ninety (90) day period.

10.02.     Liquidation.

(a)          Upon a dissolution of the Company requiring the winding-up of its affairs, the Board of Managers shall wind up its affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or to provide for the payment of all debts and liabilities of the Company, and may be sold to the extent deemed practicable and prudent by the Board of Managers.

(b)          The net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under Section 10.02(d), shall be distributed to the Members in accordance with Section 5.01(b), after giving effect to all contributions, distributions, and allocations for all periods, including the period during which such liquidation occurs. Any property distributed in kind in the liquidation shall be valued at fair market value.

(c)          Distributions to Members pursuant to this Article X shall be made by the end of the taxable year of the liquidation, or, if later, ninety (90) days after the date of such liquidation in accordance with Regulations Section 1.704-1(b)(2)(ii)(g).

(d)          The Board of Managers may withhold from distribution under this Section 10.02 such reserves as are required by applicable law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations. Any amount withheld as a reserve shall reduce the amount payable under this Section 10.02 and shall be held in a segregated interest-bearing account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon pursuant to this Section 10.02 after the Board of Managers shall have determined that the need therefor shall have ceased.

(e)          Deficit Capital Accounts. If a Member has a deficit balance in its Capital Account after giving effect to all contributions, distributions, and allocations for all taxable years, including the year in which the liquidation occurs, the Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed by such Member to the Company or to any other Person, for any purpose whatsoever.

ARTICLE XI

BOOKS AND RECORDS, ACCOUNTING, AND TAX ELECTIONS

11.01.     Maintenance of Records.

The Company shall maintain true and correct books and records, in which shall be entered all transactions of the Company, and shall maintain all other records necessary, convenient, or incidental to recording the Company’s business and affairs, which shall be sufficient to record the allocation of Net Profits and Net Losses and distributions as provided for herein. All decisions as to accounting principles, accounting methods, and other accounting matters shall be made by the Board of Managers. The Company shall keep a current list of all Members and their Capital Contributions, adjusted for any withdrawals, which shall be available for inspection by all Members. Each Member or its authorized representative may examine any of the books and records of the Company during normal business hours upon reasonable notice for a proper purpose reasonably related to the Member’s interest in the Company.

11.02.     Reports to Members.

As soon as practicable after the end of each Fiscal Year, the Company shall cause to be prepared and sent to each Member a report setting forth in sufficient detail all such information and data with respect to the Company for such Fiscal Year as shall enable each Member to prepare its income tax returns. Any financial statements, reports and tax returns required pursuant to this Section 11.02 shall be prepared at the expense of the Company.

11.03.     Tax Elections; Determinations Not Provided for in Agreement.

The Board of Managers shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law, and to decide in a fair and equitable manner any accounting procedures and other matters arising with respect to the Company or under this Agreement that are not expressly provided for in this Agreement. Notwithstanding the foregoing, absent the consent of (y) Xspand and (z) Preferred Members Holding at least seventy-five percent (75%) of the outstanding Preferred Units, the Company shall not elect to be treated as a subchapter “c” corporation.

11.04.     Partnership Representative.

Xspand is hereby designated the “partnership representative” (within the meaning of amended Section 6225(a)(1) of the Code) of the Company. In acting as partnership representative, with respect to any item arising in respect of any taxable year beginning on or after the date hereof, Xspand shall be subject to the direction and control of the Board of Managers. The partnership representative shall (i) inform the Members of all administrative and judicial proceedings pertaining to the determination of the Company’s tax items and will provide the Members with copies of all notices received from the Internal Revenue Service (or any other taxing authority) regarding the commencement of a Company-level audit or a proposed adjustment of any of the Company’s tax items and (ii) provide the Members with reasonable notice of material events occurring in the course of Company tax audits and the other proceedings in which it participates in such capacity.

ARTICLE XII

GENERAL PROVISIONS

12.01.     Notices.

Except as expressly provided in this Agreement, all notices, consents, waivers, requests, or other instruments or communications given pursuant to this Agreement shall be in writing, shall be signed by the party giving the same, and shall be delivered by hand; sent by registered or certified United States mail, return receipt requested, postage prepaid; or sent by a recognized overnight delivery service. Such notices, instruments, or communications shall be addressed, in the case of the Company, to the Company at its principal place of business and, in the case of any of the Members, to the address set forth in the Company’s books and records; except that any Member may, by notice to the Company and each other Member, specify any other address for the receipt of such notices, instruments, or communications. Except as expressly provided in this Agreement, any notice, instrument, or other communication shall be deemed properly given when sent in the manner prescribed in this Section 12.01. In computing the period of time for the giving of any notice, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included. If notice is given by personal delivery, then it shall be deemed given on the date personally delivered to such Person. If notice is given by mail in the manner permitted above, it shall be deemed given three (3) days after being deposited in the mail addressed to the Person to whom it is directed at the last address of the Person as it appears on the records of the Company, with prepaid postage thereon. If notice is given by nationally recognized overnight courier delivery service, then it shall be deemed given on the date actually delivered to the address of the recipient by such nationally recognized overnight courier delivery service. If notice is given in any other manner authorized herein or by law, it shall be deemed given when actually delivered, unless otherwise specified herein or by law.

12.02.     Interpretation.

(a)          ARTICLE, Section, and Subsection headings are not to be considered part of this Agreement, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

(b)          Use of the terms “herein,” “hereunder,” “hereof,” and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

(c)          Use of the word “including” or a like term shall be construed to mean “including, but not limited to.”

(d)          Exhibits and schedules to this Agreement are an integral part of this Agreement.

(e)          Words importing a particular gender shall include every other gender, and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

(f)          Any reference to a provision of the Code, Regulations, or the Act shall be construed to be a reference to any successor provision thereof.

12.03.     Governing Law; Jurisdiction; Venue.

This Agreement and all matters arising herefrom or with respect hereto, including, without limitation, tort claims (the “Covered Matters”) shall be governed by, and construed in accordance with, the internal laws of State of New York, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the co-exclusive jurisdiction of the federal and state courts located in New York County in the State of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

12.04.     Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives, and successors.

12.05.     Severability.

Each item and provision of this Agreement is intended to be severable. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason whatsoever, that term or provision shall be modified only to the extent necessary to be enforced, such term or provision shall be enforced to the maximum extent permitted by law, and the validity of the remainder of this Agreement shall not be adversely affected thereby.

12.06.     Entire Agreement.

This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the Members with respect to the Membership Interests (including the Prior Operating Agreement) and constitutes the sole agreement between the Members with respect to the Membership Interests.

12.07.     Further Action.

Each Member shall execute and deliver all papers, documents, and instruments and perform all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Members.

12.08.     Amendment or Modification.

This Agreement (including the exhibits hereto) may be amended or modified from time to time only by the written consent of (y) Xspand and (z) Preferred Members holding at least seventy-five percent (75%) of the outstanding Preferred Units. Notwithstanding the foregoing, no amendment shall create any personal liability or personal obligation of any Member for the debts, obligations, or liabilities of the Company not otherwise provided under the Act without such Member’s written consent.

12.09.     Membership Certificates.

The Company is hereby authorized to issue certificates representing the Units in the Company in accordance with the Act, but is not required to issue such certificates to evidence ownership of Units.

12.10.     Counterparts.

This Agreement may be executed in original or by facsimile in several counterparts and, as so executed, shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Operating Agreement in multiple counterparts as of the day and in the year first above written, and each of such counterparts, when taken together, shall constitute one and the same instrument.

PREFERRED MEMBERS:

VENTURE SIX, LLC

By:	/s/ Louis Foreman
Name: Louis Foreman
Title: CEO

FIVEOAKS CAPITALS, LLC

By:	/s/ Wesley Jones
Name: Wesley Jones
Title: Managing Member

TWC CAPITAL, LLC

By:	/s/ Chad Tillman
Name: Chad Tillman
Title: LLC Manager

EE INVESTORS, LLC

By:	/s/ Wesley Jones
Name: Wesley Jones
Title: Managing Member

GS VENTURE PARTNERS, LLC

By:	/s/ Gregg Smith
Name: Gregg Smith
Title: Managing Member

Matthew Wynn

/s/ Louis Foreman
Louis Foreman

/s/ Wesley Jones
Wesley Jones

/s/ David Rozinov
David Rozinov

/s/ Todd Stancombe
Todd Stancombe

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Operating Agreement in multiple counterparts as of the day and in the year first above written, and each of such counterparts, when taken together, shall constitute one and the same instrument.

COMMON MEMBER:

XSPAND PRODUCTS LAB, INC.

By:	/s/ Christopher B. Ferguson
Name: Christopher B. Ferguson
Title: CEO

Exhibit A

For purposes of this Agreement, the following terms shall have the following meanings:

“Act” means the North Carolina Limited Liability Company Act, as codified in Chapter 57D of the north Carolina General Statutes, as now enacted or hereafter amended.

“Adjusted Capital Account Deficit” means, with respect to any Person, the deficit balance, if any, in such Person’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          credit to such Capital Account any amounts which such Person is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentence of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations after taking into account any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)          debit to such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interests of an entity shall be conclusive evidence that control exists. For purposes of this definition, “Affiliate” shall include, with respect to any natural Person, the spouse, parents, siblings and children of such Person or trusts for the benefit of any such Person.

“AI Purchase Agreement” means that certain Purchase Agreement, dated as of June __, 2018, by and among the Company, The Scott Boilen Irrevocable Childrens Trust, BGS Capital, LLC, Cayuga, LLC and G.J. Henry Ventures, LLC.

“Applicable Percentage” means, (i) with respect to any Put Notice, a fraction, the numerator of which is the number of Preferred Units subject to the Put Notice and the denominator of which is 990,000 (i.e., the outstanding number of Preferred Units on the date of this Agreement) and (ii) with respect to any distribution to the Preferred Members under Section 5.01(b), a fraction, the numerator of which is the number of Preferred Units then issued and outstanding and the denominator of which is 990,000 (i.e., the outstanding number of Preferred Units as of the date of this Agreement). The foregoing is subject to adjustment as a result of any Preferred Unit split, combination or dividend.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et.) as amended and as in effect from time to time, and any successor statute.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York are open for the general transaction of business.

“Capital Account” means, with respect to any Member, the Member’s Capital Contribution (if any), increased or decreased as provided in Section 3.04 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Company by that Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Members” means all Members holding Common Units.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in the Regulations Section 1.704-2(d).

“Depreciation” means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis at the beginning of the Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period is zero, Depreciation will be determined by reference to the beginning Gross Asset Value using any reasonable method.

“Distributable Cash” means the cash or other property of the Company that the Board of Managers determines is available for distribution to the Members after deducting any amounts which the Board of Managers determines are required to maintain working capital, pay liabilities, expenses and other cash outlays of the Company and maintain reserves for liabilities, expenses and other cash outlays of the Company, but shall not include cash or other property which the Board of Managers determines represent the net proceeds of a Realization Event.

“Economic Risk of Loss” shall have the meaning specified in Regulations Section 1.752-2.

“Effective Registration Date” means the date that the registration statement covering the Guaranty Shares is declared effective date by the Securities Exchange Commission.

“Fixed Share Amount” means 990,000 shares of Xspand Common Stock, (as subject to adjustment for any stock split, stock dividend, stock combination or similar adjustment to the Xspand Common Stock), and subject to reduction in the same manner as the Put Right Shares (as defined in the Membership Interest Purchase Agreement) pursuant to Section 8.01(f)(ii) of the Membership Interest Purchase Agreement.

“Fiscal Year” means the calendar year; but, upon the organization of the Company, “Fiscal Year” means the period from the first day of the term of the Company to the next following December 31, and upon dissolution of the Company, shall mean the period from the end of the last preceding Fiscal Year to the date of such dissolution.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, adjusted as provided in this Agreement.

“Guaranty Shares” means shares of Xspand Common Stock, issuable by Xspand in satisfaction of its guaranty of the Company’s Put Right obligations, which in the aggregate are equal to the Fixed Share Amount.

“Indebtedness” means with respect to any Person, without duplication, any of the following, in each case whether or not then due and payable:

(a)          all indebtedness for borrowed money or indebtedness issued in exchange for borrowed money (including all obligations for principal, interest (including all accrued interest through the date of repayment, premiums, pre-payment and other penalties, fees, expenses and breakage costs);

(b)          all deferred obligations for the payment of the purchase price of property or capital assets purchased;

(c)          all obligations evidenced by any note, bond, debenture or other debt security;

(d)          all obligations of any Person for or on account of capitalized leases;

(e)          all obligations of any Person for the reimbursement of letters of credit, bankers’ acceptance or similar credit transaction; and

(f)          any guarantees of Indebtedness of the type described in the foregoing clauses (a) through (e) of such Person.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement or other similar relief.

“Liquidation” has the meaning as set forth in Regulations section 1.704-1(b)(2)(ii)(g).

“Member” means each Person executing this Agreement as a Member or hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company. For purposes of interpreting this Agreement, references to the term “Member” in Article IV and Article V shall be deemed to refer to a transferee of an interest in the Company who is not admitted as a Member under Section 8.04 unless such interpretation is inconsistent with the provisions of Section 8.06.

“Member Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(b) expenditures that are attributable to Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i).

“Membership Interest” means the entire interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted by this Agreement or the Act.

“Net Profits” and “Net Losses” means, for any period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

(b)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from Net Profits or Net Losses;

(c)          Gains or losses resulting from any disposition of Company asset with respect to which gains or losses are recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the Company asset disposed of, notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Gross Asset Value;

(d)          In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation; and

(e)          If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value,” the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Profits or Net Losses.

Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction that are specially allocated shall not be taken into account in computing Net Profits or Net Losses.

“Person” means an individual, corporation, association, partnership, joint venture, limited liability company, estate, trust, or any other legal entity.

“Preferred Members” means all Members holding Preferred Units.

“Principal Market” means, as of any date of determination, the principal securities exchange or securities market on which the Xspand Common Stock is then traded.

“Put Price” means, with respect to a particular Put Notice, the product of (y) the average closing price of the Xspand Common Stock for the five (5) Trading Days immediately preceding the date of delivery of such particular Put Notice and (z) the Applicable Percentage times the Fixed Share Amount.

“Realization Event” means the date on which the Company receives cash proceeds from third parties that are not Affiliates of any such Common Members as a result of a sale or other disposition, in one or more transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, including by merger.

“Regulations” means the Treasury Regulations promulgated under the Code, as such Regulations may be amended from time to time.

“Representative” of a Person means that Person’s directors, officers, general partners, members, managers, employees, and agents.

“Requisite Preferred Holders” means, as of any date of determination, Preferred Members holding at least a majority of the Preferred Units as of such date of determination.

“Trading Day” means any day on which the Xspand Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Xspand Common Stock, then on the principal securities exchange or securities market on which the Xspand Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Xspand Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Xspand Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the holders of a majority of the outstanding Preferred Units.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give, or otherwise dispose of.

“Unit” means a denomination of a Membership Interest consisting of either a Common Unit or a Preferred Unit.

“Xspand Common Stock” means the common stock, $0.001 par value per share, of Xspand.

Exhibit B

Name and Address of Preferred Member	Number of Preferred Units

Venture Six, LLC	413,571

TWC Capital, LLC c/o Tillman Wright, PLLC 11325 N Community House Road, Suite 250 Charlotte, NC 28277	79,597

EE Investors, LLC 4201 Congress Street Suite 145 Charlotte, NC 28277	358,949

Matthew Wynn 9228 Fairway Ridge Rd Charlotte, NC 28277	2,988

Fiveoaks Capital, LLC 4201 Congress Street Suite 145 Charlotte, NC 28209	35,895

GS Venture Partners, LLC 641 Lexington Avenue, Suite 1302 New York, NY 10022	60,021

David Rozinov	12,879

Louis Foreman	14,044

Wesley Jones	9,074

Todd Stancombe	2,982

Total:	990,000

-32-